Exhibit 23


                        INDEPENDENT AUDITORS' CONSENT



The Board of Directors Lab Holdings, Inc.

We consent to incorporation by reference in the Registration Statement (No. 333-78593) on Form S-8 of Lab Holdings, Inc. of our report dated March 8, 1999 relating to the consolidated balance sheets of Lab Holdings, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Lab Holdings, Inc.



                                KPMG LLP



Kansas City, Missouri
May 27, 1999